Exhibit 10.2

TERMINATION OF EMPLOYMENT AND
SEVERANCE PROTECTION AGREEMENTS

This is a Termination of an Employment and Severance Protection Agreement (the "Agreement") between Century Aluminum Company, a Delaware corporation (the "Company") and Michael A. Bless (the "Executive"), which shall be effective as set forth below.

Recitals

A.	Company and Executive are parties to an Amended and Restated Employment Agreement dated as of June 3, 2011 (the "Employment Agreement").

B.	Company and Executive are also parties to a Second Amended and Restated Severance Protection Agreement dated as of June 3, 2011 (the "Severance Agreement").

C.
The Company has adopted an Amended and Restated Executive Severance Plan effective as of June 23, 2014 (the "Severance Plan") which it desires apply to Executive, on the condition that Executive first agree to terminate the Employment Agreement and the Severance Agreement, which have similar terms.

NOW THEREFORE, in consideration of the promises made herein, the parties agree as follows on the date both parties have signed this Agreement:

1.    From and after June 27, 2014, the Employment Agreement and Severance Agreement shall terminate and Executive will thereafter be employed "at will," such that either he or the Company has the right to terminate that employment relationship at any time and for any reason, with or without notice, subject to their respective obligations under the Severance Plan.

2.    The Compensation Committee of the Company's Board of Directors hereby designates the Executive as eligible to participate in the Severance Plan, a copy of which has been provided to him.

3.    This Agreement shall constitute the "Participation Letter" as defined in the Severance Plan and confirms the Executive's eligibility for the Severance Plan as a "Tier 1 Participant", as defined therein. As a condition to participation in the Severance Plan, the Executive signs this Agreement and agrees to be bound by all of the terms and conditions of the Severance Plan, including without limitation the restrictive covenants set forth in Sections 10 and 11 thereof.

4.    The Executive agrees that this Agreement is a mutual agreement for full and fair consideration based on the terms of the Severance Plan, and that he is not being discharged actually or constructively, nor given "Good Reason" to terminate his employment and seek the benefits that would be due in those events under the Employment Agreement and the Severance Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its authorized officer, and the Executive has duly executed and delivered this Agreement, on the dates set forth below, and this Agreement shall become a binding promise when executed by both parties.

CENTURY ALUMINUM COMPANY

By:	/s/Jesse E. Gary

Title:	Executive Vice President

Date:	June 27, 2014

EXECUTIVE

/s/ Michael A. Bless
Michael A. Bless

Date:	June 27, 2014